Exhibit 99.1
CONSENT OF STEPHENS INC.
     We hereby consent to the inclusion of our opinion letter dated August 2, 2009 as Annex E to, and to the reference to such opinion and our name in the proxy statement/prospectus relating to the proposed merger involving Hicks Acquisition Company I, Inc. and Resolute Energy Corporation, which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Resolute Energy Corporation. By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

STEPHENS INC.
By:	/s/ Kerry North
	Name:	Kerry North
	Title:	Managing Director.

August 5, 2009